Exhibit 10.1

Transition Services Agreement

This Transition Services Agreement (“Agreement”) is between Cirrus Logic, Inc. (“Company”) and Jo-Dee M. Benson (“Executive”) (together, “Parties”) and is made effective as of November 22, 2021 (“Effective Date”).

Whereas, Executive currently is an Eligible Executive under the Company’s Executive Severance and Change of Control Plan (“Severance Plan”);

Whereas, Executive currently serves as the Company’s Vice President, Chief Culture Officer;

Whereas, Executive desires to retire from the Company and the Parties desire to mutually agree upon terms for Executive’s transition and separation from employment with, and service as an officer of, the Company; and

Whereas, the Parties agree that the payments, benefits, and rights set forth in this Agreement shall be the exclusive payments, benefits, and rights due to Executive, and the Parties acknowledge and agree that Executive is not and shall not be eligible to receive any further or additional payments or benefits.

Now, therefore, in consideration of the mutual covenants and agreements contained here, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.   Resignation

a.            Executive hereby resigns as of the Effective Date from her position as Vice President, Chief Culture Officer of the Company and from any and all other positions she holds as an officer or employee of the Company and, as may be applicable, its subsidiaries, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.

b.            By entering this Agreement, Executive acknowledges that she has no further claim, right or entitlement under or pursuant to the Cirrus Logic, Inc. Executive Severance and Change of Control Plan (“Severance Plan”), and she waives (for the benefit of Company and its subsidiaries) all rights thereunder. For the purposes of the Severance Plan, Executive agrees that the termination of their employment is a voluntary resignation.

c.            Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Effective Date, including any amounts for accrued but unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Effective Date (together, “Accrued Obligations”). As of the Effective Date, all employee salary payments from the Company will cease and any benefits Executive had as of the Effective Date under Company-provided benefit plans, programs, or practices will terminate immediately, or in accordance with timing provided by their respect plan documents, except as required by federal or state law or as otherwise specifically set forth in this Agreement.

2.   Separation Benefits

Provided Executive does not revoke her release of claims pursuant to the Revocation Rights section below, the Company will provide Executive with the following separation benefits (the “Separation Benefits”):

a.            Transition Period as an Independent Contractor. For a period of six months following the Effective Date (“Transition Period”), the Executive shall be classified as a Consultant and her role will be that of an independent contractor. Executive will perform such transition duties as may be requested by and at the direction of the Company (the “Transition Duties”). Executive will use her best efforts to professionally, timely, and cooperatively perform such Transition Duties, and understands that her doing so is a condition of her eligibility for the Separation Benefits. Subject to the other terms of this Agreement, during the Transition Period, Executive will be paid the total gross amount of $197,500 in six installments of $32,916.67 each on or about the following dates: December 22, 2021; January 21, 2022; February 22, 2022; March 22, 2022; April 22, 2022; and May 20, 2022.

b.            COBRA Premium Payment. Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, commencing on the Effective Date, and continuing until the earlier of (i) the date on which the Transition Period expires, or (ii) the beginning of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan (as applicable, “COBRA Contribution Period”), pay the monthly premiums for such COBRA coverage to the entity administering the Company’s COBRA coverage. Executive agrees that, should she become eligible for health and/or dental insurance coverage under another employer’s benefit plan prior to the date on which the Transition Period expires, she will so inform the Company in writing within five (5) business days of becoming eligible.

c.            Vesting of Equity. During the Transition Period, all equity grants awarded under any programs in which Executive participated will continue to vest under the terms of the applicable equity award agreements. The Parties understand and agree Executive’s Transition Duties during the Transition Period constitute Service for purposes of Executive’s outstanding equity award agreements .

d.            Bonuses. Notwithstanding the Company’s requirement that an employee must remain employed at the time of payout to be eligible to receive a semiannual bonus, the Company will pay to the Executive bonuses corresponding to any semiannual periods that are completed during the Transition Period. Such bonuses will be equivalent to, and payable at the same time as, the semiannual bonuses Executive would have been eligible had she remained employed with the Company on the date that such semiannual bonuses are paid to active employees.

e.            No Additional Payments. Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following the Effective Date. Executive acknowledges that she will not be eligible to receive the Separation Benefits if she fails to abide by any obligations of this Agreement.

3.   Release of Claims (“Release”)

a.            In exchange for the consideration received by Executive herein, which consideration Executive was not entitled to but for Executive’s entry into this Agreement, Executive hereby releases, discharges and forever acquits the Company and its Affiliates (as defined below) and subsidiaries, and each of the foregoing entities’ respective past, present and future members, partners (including general partners and limited partners), directors, trustees, officers, managers, employees, agents, attorneys, heirs, legal representatives, insurers, benefit plans (and their fiduciaries, administrators and trustees), and the successors and assigns of the foregoing, in their personal and representative capacities (each a “Company Party” and collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination law or anti-retaliation law, regulation or ordinance including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended; (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (H) any federal, state or local wage and hour law; (I) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (J) any other local, state or federal law, regulation or ordinance; or (K) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract, severance plan, incentive compensation plan, or equity-based plan with any Company Party (including any award agreement) or to any ownership interest in any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. Notwithstanding the foregoing, the Released Claims do not include any existing rights to indemnification and advancement of expenses incurred in connection with the same that Executive has under Delaware law or any agreement with the Company. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

b.            For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person (as defined below), any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time. For purposes of this Agreement, “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization, or other entity of any nature.

c.            Executive represents and warrants that, as of the time Executive executes this Agreement, Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive warrants and represents that (i) she is  the sole owner of each and every claim, cause of action, and right compromised, settled, released or assigned pursuant to this Section of this Agreement and have not previously assigned, sold, transferred, conveyed, or encumbered same; (ii) she has the full right, power, capacity, and authority to enter into and execute this Agreement; and (iii) she fully understands this Agreement releases any and all past claims regardless of whether she is now aware of such claims.

4.   Revocation Right

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the release of claims set forth in Section 3 above (and therefore the effectiveness of such release) within a seven-day period beginning on the date Executive executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Scott Thomas (scott.thomas@cirrus.com) before 11:59 p.m., Central Time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 3 above will be of no force or effect, Executive will not receive the consideration set forth in Section 2 above, and the remainder of this Agreement will be in full force and effect.

5.   Continuing Obligations and Cooperation

a.            Executive acknowledges and reaffirms her continuing obligations pursuant to the Employment Agreement she executed in connection with her employment, which obligations survive their separation from employment and remain in full force and effect.

b.            Executive will provide the Company and, as applicable, the other Company Parties, with assistance, when reasonably requested with respect to matters and information related to Executive’s job responsibilities. Additionally, Executive shall provide reasonable assistance to the Company and any other Company Party and its counsel in any litigation, audit, or governmental investigation matters with respect to which such Executive may have knowledge of relevant facts or evidence. If assistance under this Section occurs following the Transition Period, such assistance will be subject to reimbursement of Executive’s reasonable expenses incurred.

6.    Non-Disparagement, Non-Prosecution, and Confidentiality

a.            Executive will not at any time, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including directors and employees of the Company, regarding: (i) the Company, any Company Party, or any of their respective directors, officers, employees, consultants, agents, or representatives, (ii) Executive’s departure from the Company and any circumstances concerning such departure, including the nature of this Agreement, or (iii) the Company’s business, operations, products, programs, affairs, performance, personnel, technology, plans, strategies, approaches, prospects, or financial condition. For the avoidance of doubt, the foregoing shall not prevent Executive from stating or repeating factual information that is otherwise publicly available.

b.            Executive agrees not to assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys in any proceeding, investigation, inquiry, or litigation against or involving the Company or  any Company Party. Compliance with a subpoena or other legally compulsive process shall not constitute a breach of this provision, but Executive agrees to promptly provide the Company with written notice of any such subpoena or other legally compulsive process.

c.            Executive understands and agrees that this Agreement and any negotiations and discussions resulting in, or related to the subject matter of, this Agreement shall be maintained as strictly confidential by Executive and shall not be disclosed by Executive or her agents or representatives.

7.   Scope of Disclosure Restrictions

a.            Nothing in this Agreement prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Executive waives any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of any EEOC or comparable state or local agency or proceeding.

b.            Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.   Executive’s Representations

a.            Executive represents that she has received all leaves (paid and unpaid) that she was owed or could be owed by the Company and each of the other Company Parties, and Executive has received all salary, bonuses and other compensation that she has been owed by the Company Parties as of the date that they execute this Agreement (which amount does not include the consideration described in Section 2 above).

b.            By executing and delivering this Agreement, Executive acknowledges that:

(i)	Executive has carefully read this Agreement;
(ii)
Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which she is already entitled, and Executive is not otherwise entitled to the consideration set forth in this Agreement, but for her entry into this Agreement and her entry into the Release;

(iii)
Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had an adequate opportunity to do so prior to executing this Agreement;

(iv)
Executive understands the final and binding effect of this Agreement, the only promises made to Executive to sign this Agreement are those stated herein, and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will;

(v)	The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within this Agreement; and
(vii)
No Company Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing.

c.            Other than matters previously disclosed to the Board and outside auditors, Executive is not aware of any material act or omission on the part of any Company employee (including Executive), director or agent that may have violated any applicable law or regulation or otherwise exposed the Company or any other Company Party to any liability, whether criminal or civil, whether to any government, individual, shareholder or other entity.

9.   General Provisions

a.            No Waiver. No failure by any Party at any time to give notice of any breach by any other Party of, or to require compliance with, any condition or provision of this Agreement or the Release shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

b.            Applicable Law. This Agreement and the Release are entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.

c.            Severability. To the extent permitted by applicable law, the Parties agree that any term or provision (or part thereof) of this Agreement or the Release that renders such term or provision (or part thereof) or any other term or provision of this Agreement or the Release (or part thereof) invalid or unenforceable in any respect shall be modified to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

d.            Tax. The Company may withhold from any payments or settlements made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges and agrees that the Company is not making any representations or warranties to her and shall have no liability to her or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

e.            Third-Party Beneficiaries. This Agreement and the Release shall be binding upon and inure to the benefit of the Company and each other Company Party that is not a signatory hereto, as each other Company Party that is not a signatory hereto shall be a third-party beneficiary of Executive’s release of claims, representations and covenants set forth in this Agreement and the Release.

f.            Assignment. This Agreement is personal to Executive and may not be assigned by Executive. The Company may assign its rights and obligations under this Agreement and the Release without Executive’s consent, including to any other Company Party and to any successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of the Company.

g.            Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Executive and the Company. This Agreement and the Release constitute the entire agreement of the Parties with regard to the subject matter hereof. There are no oral agreements between Executive and the Company. No promises or inducements have been offered except as set forth in this Agreement or the Release. Executive and the Company acknowledge that, in executing this Agreement, neither Party has relied upon any representations or warranties of any other Party. No promise or agreement which is not expressed in this Agreement and the Release has been made by the Company to Executive or by Executive to the Company in executing this Agreement. Each Party agrees that any omissions of fact concerning the matters covered by this Agreement and the Release are of no consequence in the decision to execute this Agreement and the Release.

h.            Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth beneath their signatures below.

CIRRUS LOGIC, INC.

Signature: /s/ John M. Forsyth
Name: John M. Forsyth
Title: President and CEO
Date: November 22, 2021

JO-DEE M. BENSON
Signature: /s/ Jo-Dee M. Benson
Title: VP, Chief Culture Officer
Date: November 22, 2021